Exhibit 99.1

FIRST UNITED CORPORATION ANNOUNCES 2nd QUARTER 2013 EARNINGS

OAKLAND, MARYLAND—August 12, 2013: First United Corporation (NASDAQ: FUNC), a financial holding company and the parent company of First United Bank & Trust, announces consolidated net income available to common shareholders of $1.4 million for the second quarter of 2013, compared to a net income available to common shareholders of $1.2 million for the same period of 2012. Basic and diluted net income per common share for the second quarter of 2013 were $.23, compared to basic and diluted net income per common share of $.20 for the same period of 2012. The increase in earnings for the second quarter of 2013 compared to the second quarter of 2012 was primarily due to a $1.0 million decrease in provision expense and $.3 million decrease in operating expenses due to a reduction in salaries and benefits, offset by a decrease of $.8 million in net interest income. The reduction in salaries and benefits was due to reduced health care costs and incentives. The net interest margin for the second quarter of 2013, on a fully tax equivalent (“FTE”) basis, decreased to 3.09% from 3.34% for the second quarter of 2012. The net interest margin for the year ended December 31, 2012, on a FTE basis, was 3.30%.

Consolidated net income available to common shareholders was $2.9 million for the first six months of 2013, compared to a net loss attributable to common shareholders of $1.9 million for the same period of 2012. Basic and diluted net income per common share for the first six months of 2013 was $.47, compared to a net loss per common share of $.30 for the same period of 2012. The change in earnings, from a net loss for the first six months of 2012 to net income for the first six months in 2013, was primarily due to a $8.3 million decrease in the provision for loan losses during the first six months of 2013 when compared to the same time period of 2012. This decrease was offset by a decrease in net gains of $.3 million due to reduced gains on sales of investment securities, and a decrease of $.8 million in other income due to a reduction in bank-owned life insurance (“BOLI”) income driven by a one-time death benefit of $.7 million that was received in March 2012. Total other operating expenses increased $.1 million during the first six months of 2013 when compared to the same period of 2012. Other expenses related to other real estate owned (“OREO”) increased $.3 million in the first six months of 2013 when compared to the first six months of 2012. The net interest margin for the first six months of 2013, on a FTE basis, decreased to 3.17% from 3.33% for the first six months of 2012. The net interest margin for the year ended December 31, 2012, on a FTE basis, was 3.30%.

Financial Highlights Comparing the Three and Six Months Ended June 30, 2013 and 2012:

•	$8.3 million decrease in the provision for loan loss expense, primarily due to reduction in charge-offs from the first quarter of 2012.

•	Declining net interest margin, on a FTE basis when comparing the second quarter of 2013 of 3.09% to the second quarter of 2012 of 3.34% due to reduced yields on earning assets.

•	Allowance for loan losses (the “ALL”) to loans outstanding of 1.84% as of June 30, 2013 compared to 1.83% as of December 31, 2012.

•	Other operating income and expense remained stable when comparing the second quarter of 2013 to 2012.

According to William B. Grant, Chairman and Chief Executive Officer, “we are pleased with the stabilization of asset quality through the first half of 2013.  Although we experienced the pressure of margin compression through the second quarter, we continue to focus our efforts on reducing expenses and increasing core earnings.”

Balance Sheet Overview

Total assets remained stable at $1.3 billion at June 30, 2013, which was the same amount at December 31, 2012. During the first six months, cash and interest-bearing deposits in other banks decreased $41.0 million, the investment portfolio increased $81.3 million, and gross loans decreased $33.0 million. Total liabilities increased by approximately $9.5 million during the first six months of 2013, reflecting a decrease in total deposits of $4.2 million offset by an increase of $11.7 million in short-term borrowings and a $2.1 million increase in accrued interest payable and other liabilities.

Total investment securities available-for-sale increased $81.4 million since December 31, 2012. At June 30, 2013, the securities classified as available-for-sale included a net unrealized loss of $29.1 million, which represents the difference between the fair value and amortized cost of securities in the portfolio.

Comparing June 30, 2013 to December 31, 2012, outstanding loans decreased by $33.0 million (3.8%). Commercial Real Estate (“CRE”) loans decreased $12.9 million as a result of the payoff of several large loans and ongoing scheduled principal payments. Acquisition and development (“A&D”) loans decreased $10.0 million due to the movement of $2.1 million from construction to permanent financing and $2.2 million of payoffs. Commercial and industrial (“C&I”) loans decreased $5.2 million due to scheduled principal payments. Residential mortgages decreased by $.3 million. The decrease in the residential mortgage portfolio was attributable to the purchase of a pool of loans of approximately $8.4 million in January 2013 offset by refinancings and regularly scheduled principal payments on existing loans. Management continues to use Fannie Mae for the majority of new, longer-term, fixed-rate residential loan originations. The consumer portfolio decreased $4.6 million due primarily to repayment activity in the indirect auto portfolio offsetting new production. At June 30, 2013, approximately 59% of the commercial loan portfolio was collateralized by real estate compared to 60% at December 31, 2012.

Total deposits decreased $4.2 million during the first six months of 2013 when compared to deposits at December 31, 2012. Non-interest bearing deposits increased $1.2 million. Traditional savings accounts increased $4.6 million due to continued growth in our Prime Saver product. Total demand deposits increased $9.7 million and total money market accounts increased $3.2 million. Time deposits less than $100,000 declined $7.3 million and time deposits greater than $100,000 decreased $15.6 million due to the repayment of a $20.0 million brokered certificate of deposit at its maturity in January 2013.

Comparing June 30, 2013 to December 31, 2012, shareholders’ equity decreased from $98.9 million to $97.8 million. The decrease resulted from an increase of $4.1 million in accumulated other comprehensive loss, offset by increased earnings of $2.9 million.

The book value of the Corporation’s common stock was $10.94 per share at June 30, 2013, compared to $11.14 per share at December 31, 2012.

At June 30, 2013, there were approximately 6,210,587 outstanding shares of the Corporation’s common stock, an outstanding immediately exercisable warrant to purchase 326,323 shares of the Corporation’s common stock, and 30,000 outstanding shares of the Corporation’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A.

Net- Interest Income (Tax-Equivalent Basis)

Net interest income on a FTE basis decreased $1.4 million during the first six months of 2013 over the same period in 2012 due to a $3.0 million (10.8%) decrease in interest income, which was partially offset by a $1.6 million (21.3%) decrease in interest expense. The decrease in interest income was primarily due to the $62.5 million reduction in the average balance of loans when comparing the first six months of 2013 to the same period of 2012. The slightly lower yield on both loans and investment securities, as funds were reinvested, also contributed to the decline in interest income when comparing the two periods. The decline in interest income was partially offset by a decline in interest expense due to the reduction in average balances in interest-bearing deposits and long-term borrowings. We saw a slight decline in the net interest margin in the first six months of 2013 to 3.17% when compared to 3.30% for the year ended December 31, 2012 and 3.33% for the first six months of 2012.

There was an overall $26.2 million decrease in average interest-earning assets, driven by a $62.5 million reduction in loans, offset by increases of $23.9 million in investment securities and $12.4 million in other interest earning assets, primarily cash.

Interest expense decreased during the first six months of 2013 when compared to the same period of 2012 due primarily to an overall reduction in average interest-bearing liabilities of $92.2 million. This reduction was due to the repayments of $40.0 in brokered deposits and $23.5 million in long-term borrowings. The overall effect was a 19 basis point decrease in the average rate paid on our average interest-bearing liabilities, from 1.34% for the six months ended June 30, 2012 to 1.15% for the same period of 2013.

Net interest income on a FTE basis decreased $.8 million during the second quarter of 2013 over the same period in 2012 due to a $1.5 million (10.6%) decrease in interest income, which was partially offset by a $.7 million (18.5%) decrease in interest expense. The decrease in interest income was primarily due to the $61.0 million reduction in the average balance of loans when comparing the second quarter of 2013 to the same period of 2012. The slightly lower yield on both loans and investment securities, as funds were reinvested, also contributed to the decline in interest income when comparing the two periods. The decline in interest income was partially offset by a decline in interest expense due to the reduction in average balances in interest-bearing deposits and long-term borrowings. We saw a decline in the net interest margin in the second quarter of 2013 to 3.09% when compared to 3.34% for the three months ended June 30, 2012.

Interest expense decreased during the second quarter of 2013 when compared to the same period of 2012 due primarily to an overall reduction in average interest-bearing liabilities of $52.0 million. This reduction was due to the repayments of $40.0 in brokered deposits and $23.5 million in long-term borrowings. The overall effect was a 20 basis point decrease in the average rate paid on our average interest-bearing liabilities, from 1.31% for the three months ended June 30, 2012 to 1.11% for the same period of 2013.

Asset Quality

The ALL decreased to $15.5 million at June 30, 2013, from $16.0 million at December 31, 2012 and $16.8 million at June 30, 2012. The provision for loan losses for the first six months of 2013 decreased to $.9 million from $9.2 million for the same period in 2012. Net charge-offs declined to $1.5 million for the six months ended June 30, 2013, compared to $11.9 million for the six months ended June 30, 2012. Included in the net charge-offs for the six months ended June 30, 2013 was a $.8 million charge-off for a C&I loan. The lower provision expense was due to the significantly lower level of net charge-offs as well as the lower level of loan balances. The ratio of the ALL to loans outstanding as of June 30, 2013 was 1.84%, which was slightly lower than the 1.85% for the same period last year.

The ratio of net charge-offs to average loans for the six months ended June 30, 2013 was an annualized .34%, compared to an annualized 2.59% for the same period in 2012 and 1.41% for the year ended December 31, 2012. Relative to December 31, 2012, the C&I, residential mortgage and consumer segments of loans showed improvement. The CRE portfolio had an annualized net charge-off rate as of June 30, 2013 of 1.04% compared to an annualized net charge-off rate of .67% as of December 31, 2012. The annualized net charge-off rate for A&D loans as of June 30, 2013 was .39% compared to an annualized net charge-off rate of .29% as of December 31, 2012. The ratios for C&I loans were 2.87% and 12.10% for June 30, 2013 and December 31, 2012, respectively. The residential mortgage ratios were .08% and ..33% for June 30, 2013 and December 31, 2012, respectively, and the consumer loan ratios were .57% and .69% for June 30, 2013 and December 31, 2012, respectively.

Accruing loans past due 30 days or more declined to .75% of the loan portfolio at June 30, 2013, compared to 2.39% at December 31, 2012. The decrease for the first six months of 2013 was primarily due to a decrease of $11.2 million in past-due accruing residential mortgage loans and a $1.9 million decrease in past-due accruing CRE loans. Other improvements in the levels of past-due loans were attributable to a combination of a slowly improving economy and vigorous collection efforts by the Bank.

Comparing the six-month periods ended June 30, 2013 and June 30, 2012, total non-accrual loan balances have declined. Non-accrual loans totaled $19.4 million as of June 30, 2013, compared to $19.9 million as of December 31, 2012 and $27.0 million as of June 30, 2012. Non-accrual loans which have been subject to a partial charge-off totaled $7.4 million as of June 30, 2013, compared to $6.7 million as of December 31, 2012.

Non-Interest Income and Non-Interest Expense

Other operating income, exclusive of gains, decreased $.8 million during the first six months of 2013 when compared to the same period of 2012. The decrease was due to the reduction in BOLI income due to the one-time death benefit of $.7 million received in March 2012.

Net gains of $.4 million were reported through other income in the first six months of 2013, compared to net gains of $.7 million during the same period of 2012. The reduction in net gains during the first six months of 2013 when compared to the same period of 2012 was due to reduced gains on sales of investment securities.

Other operating income, exclusive of gains, remained consistent during the second quarter of 2013 when compared to the same period of 2012.

Other operating expenses increased slightly for the first six months of 2013 when compared to the first six months of 2012. The increase was due to an increase of $.5 million in other expense due to reduced gains on sales of other real estate owned offset by a $.3 million reduction in salaries and benefits related to a decrease in health insurance costs and a reduction in incentives.

Operating expenses decreased $.3 million (3.3%) for the second quarter of 2013 when compared to the same period of 2012. The decrease was due primarily to a reduction in salaries and benefits related to reduced health insurance costs and a reduction in incentives.

ABOUT FIRST UNITED CORPORATION

First United Corporation is the parent company of First United Bank & Trust, a Maryland trust company (the “Bank”), and three statutory trusts that were used as financing vehicles. The Bank has three wholly-owned subsidiaries: OakFirst Loan Center, Inc., a West Virginia finance company; OakFirst Loan Center, LLC, a Maryland finance company (collectively, the “OakFirst Loan Centers”), and First OREO Trust, a Maryland statutory trust formed for the purposes of servicing and disposing of the real estate that the Bank acquires through foreclosure or by deed in lieu of foreclosure. Until March 27, 2013, the Bank also owned a majority interest in Cumberland Liquidation Trust, a Maryland statutory trust formed for the purposes of servicing and disposing of real estate that secured a loan made by another bank and in which the Bank held a participation interest, but this entity was dissolved on such date. The Bank also owns 99.9% of the limited partnership interests in Liberty Mews Limited Partnership; a Maryland limited partnership formed for the purpose of acquiring, developing and operating low-income housing units in Garrett County, Maryland. The Corporation’s website is www.mybank4.com.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements do not represent historical facts, but are statements about management’s beliefs, plans and objectives about the future, as well as its assumptions and judgments concerning such beliefs, plans and objectives. These statements are evidenced by terms such as “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” and similar expressions. Although these statements reflect management’s good faith beliefs and projections, they are not guarantees of future performance and they may not prove true. These projections involve risk and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements. For a discussion of these risks and uncertainties, see the section of the periodic reports that First United Corporation files with the Securities and Exchange Commission entitled “Risk Factors”.

FIRST UNITED CORPORATION

Oakland, MD

Stock Symbol : FUNC

(Dollars in thousands, except per share data)

	Three Months Ended			Six Months Ended
	unaudited			unaudited
	30-Jun	30-Jun	31-Mar	30-Jun	30-Jun
	2013	2012	2013	2013	2012
EARNINGS SUMMARY
Interest income	$12,079	$13,501	$12,288	$24,367	$27,269
Interest expense	$2,936	$3,603	$2,955	$5,891	$7,488
Net interest income	$9,143	$9,898	$9,333	$18,476	$19,781
Provision for loan losses	$81	$1,112	$865	$946	$9,236
Other Operating Income	$3,102	$3,089	$3,327	$6,317	$7,072
Net Securities Impairment Losses	$-	$-	$-	$-	$-
Net Gains/(losses) - other	$27	$(23)	$329	$356	$680
Other Operating Expense	$9,742	$10,070	$9,634	$19,264	$19,141
Income/(Loss) before taxes	$2,449	$1,782	$2,490	$4,939	$(844)
Income tax expense	$607	$133	$568	$1,175	$172
Net income/(loss)	$1,842	$1,649	$1,922	$3,764	$(1,016)
Accumulated preferred stock dividends and discount accretion	$441	$431	$437	$878	$846
Net income available/(loss attributable) to common shareholders	$1,401	$1,218	$1,485	$2,886	$(1,862)
Cash dividends paid	$-	$-	$-	$-	$-

	Three Months Ended
	unaudited
	30-Jun	30-Jun	31-Mar
	2013	2012	2013
PER COMMON SHARE
Basic/ Diluted Net Income/(loss) Per Common Share	$0.23	$0.20	$0.24

Book value	$10.94	$10.54	$11.50
Closing market value	$7.60	$4.31	$8.29
Market Range:
High	$8.91	$8.40	$9.00
Low	$7.33	$4.05	$6.68
Common shares outstanding at period end	6,210,587	6,199,283	6,199,283

PERFORMANCE RATIOS (Period End, annualized)
Return on average assets	0.57%	-0.15%	0.59%
Return on average shareholders' equity	7.58%	-2.12%	7.81%
Net interest margin	3.17%	3.33%	3.26%
Efficiency ratio	75.40%	70.40%	72.80%

PERIOD END BALANCES	30-Jun	31-Dec	30-Jun
	2013	2012	2012

Assets	$1,329,206	$1,320,783	$1,348,439
Earning assets	$1,172,193	$1,106,222	$1,145,736
Gross loans	$841,850	$874,829	$907,909
Commercial Real Estate	$285,984	$298,851	$318,073
Acquisition and Development	$118,356	$128,391	$138,825
Commercial and Industrial	$63,844	$69,013	$66,626
Residential Mortgage	$346,636	$346,919	$350,983
Consumer	$27,030	$31,655	$33,402
Investment securities	$308,581	$227,313	$231,284
Total deposits	$972,659	$976,884	$996,340
Noninterest bearing	$162,671	$161,500	$157,324
Interest bearing	$809,988	$815,384	$839,016
Shareholders' equity	$97,783	$98,905	$95,103

CAPITAL RATIOS	30-Jun	31-Dec	30-Jun
Period end capital to risk-	2013	2012	2012
weighted assets:
Tier 1	13.15%	12.54%	11.68%
Total	14.84%	14.13%	13.40%

ASSET QUALITY
Net charge-offs for the quarter	$584	$416	$1,555
Nonperforming assets: (Period End)
Nonaccrual loans	$19,377	$19,915	$27,017
Restructured loans	$16,605	$17,674	$18,157
Loans 90 days past due and accruing	$647	$2,146	$1,748
Other real estate owned	$19,344	$17,513	$19,828
Total nonperforming assets and past due loans	$20,024	$22,061	$28,765
Allowance for credit losses to gross loans, at period end	1.84%	1.83%	1.85%
Nonperforming and 90 day past-due loans to total loans, at period end	2.38%	2.52%	3.17%
Nonperforming loans and 90 day past-due loans to total assets, at period end	1.51%	1.67%	2.13%